As filed with the Securities and Exchange Commission on July 29, 2010
Registration No. 33-77264

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
NATIONAL DENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	04-2762050
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)
2 Vision Drive, Natick, Massachusetts 01760
(Address of Principal Executive Offices)
National Dentex Corporation
1992 Long Term Incentive Plan
(Full title of the plan)
Richard F. Becker, Jr.
Executive Vice President & Treasurer
National Dentex Corporation.
2 Vision Drive, Natick, Massachusetts 01760
(Name and address of agent for service)
(508) 907-7800
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SHARES
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (Registration No. 33-77264) which was filed on April 4, 1994 to register 150,000 shares of the common stock of National Dentex Corporation (the “Company”) issuable under the National Dentex Corporation 1992 Long Term Incentive Plan (the “Plan”). The Company also filed a registration statement on Form S-8 (Registration No. 333-28623) and a registration statement on Form S-8 (Registration No. 333-50341), which registered additional shares under the Plan. The Company filed post-effective amendments under those S-8s to deregister those shares as well.
On July 29, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) among GDC Holdings, Inc., a Delaware corporation (“Parent”), Royal Acquisition Corp., a Delaware corporation (“Merger Sub”), and an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of GeoDigm Corporation , a Minnesota corporation (“GeoDigm”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming an indirect wholly owned subsidiary of Parent and a direct wholly owned subsidiary of GeoDigm. As provided in the Merger Agreement, each issued and outstanding share of common stock, $.01 par value per share, of the Company was converted into the right to receive cash in the amount of $17.00, without interest and less any applicable withholding tax.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Natick, Commonwealth of Massachusetts on July 29, 2010.

NATIONAL DENTEX CORPORATION
By:	/s/ David L. Brown
David L. Brown, Chief Executive Officer (Principal Executive Officer)